Craig K. Hubbard

Treasurer

985.801.5117

craig.hubbard@poolcorp.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS

EARNINGS PER SHARE INCREASES TO $0.09

COVINGTON, La. (April 21, 2005) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record sales and net income for the first quarter of 2005.

Earnings per share for the first quarter of 2005 increased to $0.09 per diluted share on net income of $4.8 million, compared to $0.07 per diluted share on net income of $4.1 million last year.

Net sales for the quarter ended March 31, 2005 increased $30.6 million, or 13%, to $265.2 million, compared to $234.6 million in the first quarter of 2004. Base business sales also increased 13% from the first quarter of 2004. Although northern markets experienced less than favorable weather throughout much of the first quarter, other markets compensated with strong sales growth. Contributing to this sales growth were price increases, which were passed through the supply chain, and the continued strong growth of complementary product sales, which increased by 27% over the first quarter of 2004.

Gross profit for the first quarter of 2005 increased $7.0 million, or 11%, to $72.0 million from $65.0 million in the comparable 2004 period. Gross profit as a percentage of net sales (gross margin) decreased 60 basis points to 27.1% from 27.7% in the first quarter of 2004. This decrease is attributable to the disposition of POOL’s North American manufacturing assets in December 2004 and market and product mix changes coupled with some margin erosion on the pass through of price increases.

Operating expenses increased $3.3 million, or 6%, to $60.7 million in the first quarter of 2005 from $57.4 million in the first quarter of 2004. Operating expenses as a percentage of net sales decreased to 22.9% in 2005 from 24.4% in 2004 as net sales increased at a rate faster than labor and other business support costs during the first quarter.

Operating profit increased $3.6 million, or 47%, to $11.3 million from $7.7 million. The Company’s equity investment in Latham Acquisition Corporation, which was consummated in December 2004 and included in first quarter 2005 net income, generated an expected seasonal first quarter net loss of $1.5 million.

The seasonal use of cash in operations decreased $18.8 million to $51.1 million in the first quarter of 2005 compared to $69.9 million in the same period in 2004. This change is primarily due to the increase in inventory and accounts receivable in the first quarter of 2005, which was more than offset by a deferral of payment on purchases.

POOL Reports Record First Quarter Results

April 21, 2005

“While it is still very early in the year, we are pleased to be off to a strong start. Our ongoing improvements in execution continue to provide increasing value to both our customers and suppliers. Despite these strong results, we believe it premature to change our earnings growth estimate for 2005 of 15-18% growth in diluted earnings per share. We remain optimistic for 2005 and our long-term future in the young swimming pool industry,” commented Manuel Perez de la Mesa, President and CEO.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of April 21, 2005, POOL distributes more than 91,000 national brand and private label products to roughly 48,000 customers through 203 service centers in North America and Europe. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K filed with the Securities and Exchange Commission.

POOL Reports Record First Quarter Results

April 21, 2005

Consolidated Statements of Income
(Unaudited)	Three Months Ended
(In thousands, except per share data)	March 31,
	2005	2004
Net sales	$265,161	$234,648
Cost of sales	193,210	169,616
Gross profit	71,951	65,032
Percent	27.1%	27.7%

Selling and administrative expenses	60,650	57,360
Operating income	11,301	7,672
Percent	4.3%	3.3%

Interest expense	1,080	983

Income before income taxes and equity loss	10,221	6,689
Provision for income taxes	3,986	2,609
Equity loss in unconsolidated investment	(1,482)	—
Net income	$4,753	$4,080
Earnings per share
Basic	$0.09	$0.08
Diluted	$0.09	$0.07
Weighted average shares outstanding
Basic	52,273	53,264
Diluted	55,494	56,389
Cash dividends declared per common share	$0.07	$—

POOL Reports Record First Quarter Results

April 21, 2005

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)	March 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$14,565	$2,859
Receivables, net	33,646	30,406
Receivables pledged under receivables facility	130,861	116,691
Product inventories, net	281,267	241,903
Prepaid expenses	3,841	7,111
Deferred income taxes	2,570	1,864
Total current assets	466,750	400,834

Property and equipment, net	20,087	25,536
Goodwill	104,687	112,447
Other intangible assets, net	11,723	13,609
Equity interest investment	17,134	—
Other assets, net	2,983	1,798
Total assets	$623,364	$554,224
Liabilities and stockholders' equity
Current liabilities
Accounts payable	219,290	166,305
Accrued and other current liabilities	23,038	25,492
Short-term financing	57,665	49,998
Current portion of long-term debt	1,350	94,245
Total current liabilities	301,343	336,040

Deferred income taxes	11,624	10,570
Long-term debt, less current portion	82,914	3,472
Other long-term liabilities	3,116	4,466

Total stockholders' equity	224,367	199,676
Total liabilities and stockholders' equity	$623,364	$554,224

1.      The allowance for doubtful accounts (AFDA) was $2.9 million at March 31, 2005 and $3.7 million at March 31, 2004. The AFDA represented 53% and 65% of the accounts receivable greater than 60 days past due in March 2005 and March 2004, respectively.

2.      The inventory reserve was $3.4 million at March 31, 2005 and $3.0 million at March 31, 2004. The slowest moving class of inventory as a percentage of total inventory decreased slightly between periods.

POOL Reports Record First Quarter Results

April 21, 2005

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Three Months Ended March 31,
(In thousands)	2005	2004
Operating activities
Net income	$4,753	$4,080
Adjustments to reconcile net income
to net cash used in operating activities
Depreciation	1,216	1,578
Amortization	1,013	1,125
Equity loss in unconsolidated investment	1,482	—
Other	(110)	(1,022)
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(66,706)	(63,116)
Product inventories	(85,750)	(47,922)
Accounts payable	106,176	47,993
Other current assets and liabilities	(13,213)	(12,574)
Net cash used in operating activities	(51,139)	(69,858)

Investing activities
Acquisition of businesses	(2)	(307)
Purchase of property and equipment, net of sale proceeds	(2,772)	(2,493)
Net cash used in investing activities	(2,774)	(2,800)

Financing activities
Proceeds from revolving line of credit	77,378	84,035
Payments on revolving line of credit	(44,884)	(30,040)
Proceeds from asset-backed financing	19,835	16,520
Payments on asset-backed financing	(4,765)	(8,940)
Payments on other long-term debt	(23)	(158)
Issuance of common stock under stock option plans	5,917	1,806
Payment of cash dividends	(3,672)	—
Purchase of treasury stock	(3,024)	(1,874)
Net cash provided by financing activities	46,762	61,349
Effect of exchange rate changes on cash	(46)	1,356
Change in cash and cash equivalents	(7,197)	(9,953)
Cash and cash equivalents at beginning of period	21,762	12,812
Cash and cash equivalents at end of period	$14,565	$2,859